EXHIBIT 12.1
Wellsford Residential Property Trust

                            STATEMENT REGARDING COMPUTATION OF RATIOS


                            3 Mos. Ended    Year Ended   Year Ended  Year Ended
                               31-Mar-96     31-Dec-95    31-Dec-94   31-Dec-93
Earnings to Fixed Charges
_________________________

Net income available to
  common shareholders            $ 2,537       $ 1,896      $ 2,495     $ 7,101
Add: Extraordinary Item                0         5,553            0           0
Add: Interest expense              5,517        26,973       15,298       5,346
Add: Preferred distributions       3,137         8,973        7,000         972
                                  ______        ______       ______      ______
Earnings as adjusted             $11,191       $43,395      $24,793     $13,419
                                  ======        ======       ======      ======

Interest Expense                 $ 5,517       $26,973      $15,298     $ 5,346
Preferred distributions            3,137         8,973        7,000         972
                                  ______        ______       ______      ______
Fixed charges                    $ 8,654       $35,946      $22,298     $ 6,318
                                  ======        ======       ======      ======
Ratio of earnings to fixed
 charges                            1.29          1.21         1.11        2.12
                                    ====          ====         ====        ====
Earnings to Debt Service
________________________
Net income available to
  common shareholders            $ 2,537       $ 1,896      $ 2,495     $ 7,101
Add: Extraordinary Item                0         5,553            0           0
Add: Interest expense              5,517        26,973       15,298       5,346
Add: Preferred distributions       3,137         8,973        7,000         972
                                  ______        ______       ______      ______
Earnings as adjusted             $11,191       $43,395      $24,793     $13,419
                                  ======        ======       ======      ======

Interest expense                 $ 5,517       $26,973      $15,298     $ 5,346
Less: Amortization in
 interest expense                   (158)       (2,534)      (2,557)       (549)
                                  ______        ______       ______      ______
Interest, net of amortization      5,359        24,439       12,741       4,797
Plus: Recurring principal
  payments                           172           653          626          89
                                  ______        ______       ______      ______
Debt Service                     $ 5,531       $25,092      $13,367     $ 4,886
                                  ======        ======       ======      ======
Ratio of earnings to debt
 service                            2.02          1.73         1.85        2.75
                                    ====          ====         ====        ====